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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 6, 2006
                                                        -----------------

                        TRI-COUNTY FINANCIAL CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)

      Maryland                       0-18279               52-1652138
      --------                      ---------              ----------
(State or other Jurisdiction of    (Commission            (IRS Employer
incorporation or organization)     File Number)           Identification No.)

                 3035 Leonardtown Road, Waldorf, Maryland 20601
                 ----------------------------------------------
                    (Address of principal executive offices)

                                 (301) 645-5601
                                 -------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
           ------------------------------------------

      On September 6, 2006, Tri-County Financial Corporation (the "Company"), the holding company for Community Bank of Tri-County (the "Bank"), entered into an employment agreement (the "Agreement") with Michael L. Middleton. The Agreement provides for a five-year term. The term of the Agreement will be extended on a daily basis unless written notice of non-renewal is given by the Company or by Mr. Middleton or Mr. Middleton's employment with the Company is otherwise terminated. The material terms of the agreement also include that:

o Mr. Middleton will serve as President and Chief Executive Officer of the Company during the term of the Agreement;
o Mr. Middleton will receive a base salary of $265,000 per year, subject to increase by the Board of Directors;
o Mr. Middleton will be eligible to receive bonuses or other incentive compensation at the discretion of the Board of Directors;
o Mr. Middleton will be able to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, compensatory plans, arrangements or programs and other benefit plans the Company makes available to its senior executives;
o Mr. Middleton will be reimbursed for reasonable travel and other business expenses including, without limitation, automobile and cellphone expenses;
o If Mr. Middleton dies during the term of the Agreement, the Company will pay his beneficiary or estate any base salary or other compensation earned through the date of his death, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Company's benefit plans and programs;
o If Mr. Middleton retires after attainment of age 65 or other applicable retirement age set by the Board, he will receive his base salary and other compensation earned through his retirement date and any other compensation or benefits to be provided in accordance with the terms and provisions of the Company's benefit plans and programs;
o If Mr. Middleton is terminated by the Company without cause or if he terminates his employment for good reason (as defined in the Agreement), including his voluntary termination for any reason during the twenty-four month period following a change in control, he will be entitled to (i) the sum of his base salary or other compensation earned through the date of termination, (ii) his pro rata share of the average of the aggregate annual amounts paid to him as bonuses or other cash incentive compensation for the three calendar years preceding the termination of his employment, and (iii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company. Mr. Middleton will also be entitled to an additional unreduced lump sum severance benefit equal to (i) the sum of the base salary that would have been paid to him for the remaining term of the Agreement and (ii) a payment equal to five times the most recent annual incentive compensation payment made to him by the Company, as well as (iii) the continuation of medical, dental and life insurance benefits for a period of sixty months following the date of termination of his employment;
o If Mr. Middleton's termination of employment occurs after a change in control (as defined in the Agreement), as of the date of termination of his employment all stock awards made to Mr. Middleton shall vest and all of his options to purchase Company common stock shall become exercisable;

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o  In the event Mr. Middleton receives payments under the Agreement that are subject to the excise tax imposed under the Internal Revenue Code of 1986, as amended, the Company will pay to Mr. Middleton an additional amount sufficient that the net amount retained by Mr. Middleton shall be equivalent to the amount he would have received prior to imposition of the excise tax;
o The Board of Directors may, by a vote of three-fourths of the full Board, terminate Mr. Middleton's employment for cause (as defined in the Agreement). Upon such termination, no further payments or benefits will be provided under the Agreement, other than previously vested amounts; and
o Mr. Middleton is subject to a prohibition on disclosure of non-public information regarding the Company and its affiliates.

     Tri-County Financial Corporation will file a copy of the Agreement as an exhibit to the quarterly report on Form 10-Q for the quarterly period ending September 30, 2006.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: September 11, 2006         By: /s/ Michael L. Middleton
                                      ---------------------------------------
                                      Michael L. Middleton
                                      President and Chief Executive Officer